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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            Giga-tronics Incorporated
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    375175106
             -------------------------------------------------------
                                 (CUSIP Number)

                                September 6, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        * The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                                            -----------------
CUSIP No. 375175106                   13G                      Page 1 of 5 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
    1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only)
         George H. Bruns, Jr.
         SS# ###-##-####
         -----------------------------------------------------------------------
    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         Not Applicable
          (a) [ ]
          (b) [ ]
         -----------------------------------------------------------------------
    3)   SEC Use Only

         -----------------------------------------------------------------------
    4)   Citizenship or Place of Organization
         U.S.
         -----------------------------------------------------------------------
                       5) Sole Voting Power
                          302,773
                          ------------------------------------------------------
                       6) Shared Voting Power
  Number of Shares        170,000
 Beneficially Owned       ------------------------------------------------------
  by Each Reporting    7) Sole Dispositive Power
    Person with:          302,773
                          ------------------------------------------------------
                       8) Shared Dispositive Power
                          170,000
         -----------------------------------------------------------------------
    9)   Aggregate Amount Beneficially Owned by Each Reporting Person
         472,773
         -----------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] Not Applicable
         -----------------------------------------------------------------------
   11)   Percent of Class Represented by Amount in Row (9)
         10.2%
         -----------------------------------------------------------------------
   12)   Type of Reporting Person
         IN
--------------------------------------------------------------------------------


                                       2
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ITEM 1. (a) Name of Issuer:

            Giga-tronics Incorporated

        (b) Address of Issuer's Principal Executive Offices:

            4650 Norris Canyon Road
            San Ramon, California 94583

ITEM 2. (a) Name of Person Filing:

            George H. Bruns, Jr.

        (b) Address of Principal Business Office:

            4650 Norris Canyon Road
            San Ramon, California 94583

        (c) Citizenship:

            George H. Bruns, Jr. is a citizen of the United States.

        (d) Title of Class of Securities:

            Common Stock

        (e) CUSIP Number:

            375175106

ITEM 3. Filings pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c).

        Not Applicable.

ITEM 4.  OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

            472,773

        (b) Percent of class:

            10.2%

        (c) Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote 302,773.


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            (ii)  Shared power to vote or to direct the vote 170,000.

            (iii) Sole power to dispose or to direct the disposition of 302,773.

            (iv) Shared power to dispose or to direct the disposition of 170,000.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

ITEM 10. CERTIFICATION.

        Not Applicable.


                                       4
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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2002

                                          By: /s/ George H. Bruns, Jr.
                                              ----------------------------------
                                              George H. Bruns, Jr.


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